EXHIBIT 99.1

NEWS COPY
INFORMATION CONTACT:
Kelly E. Wetzler
(314) 746-2217
FOR IMMEDIATE RELEASE

VIASYSTEMS ANNOUNCES PROPOSED PRIVATE OFFERING OF
$220 MILLION OF SENIOR SECURED NOTES

ST. LOUIS, October 30, 2009 – Viasystems, Inc. announced today that it is proposing to offer in a private placement $220 million in aggregate principal amount of senior secured notes due 2015.  The net proceeds of this offering are intended to be used to fund the previously announced tender offer to repurchase any and all of Viasystems’ outstanding $200 million in aggregate principal amount of 10.50% Senior Subordinated Notes due 2011 (the “2011 Notes”), to redeem or otherwise repurchase any 2011 Notes that remain outstanding after the expiration of the tender offer and to pay transaction fees and expenses.

The senior secured notes to be offered will not be registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws.  As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.  Accordingly, the senior secured notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.  A confidential offering circular will be made available to such eligible holders.  The offering will be conducted in accordance with the terms and subject to the conditions set forth in the offering circular.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered senior secured notes, nor shall there be any sales of senior secured notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release contains forward-looking statements as defined by the federal securities laws, including without limitation, statements about the completion of the offering and the use of proceeds from the offering.  These statements are based upon Viasystems’ current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied.  Certain factors that could cause actual results to differ include adverse conditions in the capital markets, the failure of holders to participate in the tender offer, Viasystems’ inability to secure financing on suitable terms or at all, changes in federal or state securities laws and other factors described in Viasystems' filings with the Securities and Exchange Commission.  Viasystems assumes no obligation to update forward-looking information contained in this press release.